Exhibit 99.1
Final Transcript
Conference Call Transcript
GLF — Q2 2010 GulfMark Offshore Earnings Conference Call
Event Date/Time: Jul 29, 2010 / 01:00PM GMT

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Final Transcript
Jul 29, 2010 / 01:00PM GMT, GLF — Q2 2010 GulfMark Offshore Earnings Conference Call
CORPORATE PARTICIPANTS
David Butters
GulfMark Offshore — Chairman
Bruce Streeter
GulfMark Offshore — President and CEO
Quintin Kneen
GulfMark Offshore — Chief Financial Officer
CONFERENCE CALL PARTICIPANTS
Bo McKenzie
Global Hunter Securities, LLC — Analyst
Jud Bailey
Jefferies & Company — Analyst
Marius Gaard
Carnegie Investment Bank — Analyst
PRESENTATION

Operator
Welcome, everyone, to the GulfMark Offshore Second Quarter 2010 Earnings Conference Call. My name is Amy and I will be your conference specialist for this presentation. On the call today are David Butters, Chairman; Bruce Streeter, President and Chief Executive Officer; and Quintin Kneen, Chief Financial Officer. After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS.)
Please note this event is being recorded.
This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the Company’s filings with the SEC. The forward-looking comments on this conference call should not, therefore, be regarded as representations that the projected outcomes can or will be achieved. Thank you.
I would now like to turn the call over to Mr. Butters. Please proceed.

David Butters — GulfMark Offshore — Chairman
Thank you, Megan, and welcome, everyone, GulfMark Offshore’s Second Quarter Earnings Conference Call.
Today we won’t deviate from our standard practice. Quintin Kneen will give us an overview of the financial performance for the last three months and, following that, Bruce Streeter will give us an operations overview and hopefully lift the fog that’s been settled over the Gulf of Mexico as a result of the unfortunate incident a few months back.
So, Quintin, why don’t you run through the financials experience in the last three months please.

Quintin Kneen — GulfMark Offshore — Chief Financial Officer
Thank you, David.
As always, Bruce and I will speak for about 15 minutes and then we will open it up for questions.

Final Transcript
Jul 29, 2010 / 01:00PM GMT, GLF — Q2 2010 GulfMark Offshore Earnings Conference Call
A good quarter. On a sequential quarter basis, revenue was up 10% and operating income was up 108%. Nice sequential movements and, admittedly, those percentages are probably results of the prior quarter, but it’s the first sequential quarter that we have seen combined consolidated revenue and operating income growth since September 2008.
Revenue and utilization were up in all three operating regions. The situation in the Americas is unique due to the spill response activities and the deepwater drilling moratorium. Nonetheless, on a sequential quarter basis, total revenue and utilization increased meaningful. Revenue was up 15%, or $5.2 million, average day rate was up slightly, and utilization was up 12 percentage points to 92%.
Although the same sequential quarterly trends were evident in the Gulf of Mexico, monthly data in the Gulf of Mexico shows utilization slipping slightly in the month of June. It’s difficult to predict how the Gulf of Mexico will fare over the remainder of 2010. Absent the events in the Gulf of Mexico, we were anticipating some softness during the hurricane season, but it’s difficult to tell if the slippage in June is indicative of that influence or other factors related to the drilling moratorium.
Revenue in the North Sea was also up. On a sequential quarter basis, revenue was up 6%, or $1.9 million, and utilization was up, although slightly.
Southeast Asia increased revenue by approximately $1 million over the prior quarter. The increase in Southeast Asia were driven primarily by utilization increases. Day rate continues to slip in Southeast Asia, and they were down 7% sequentially, but as we have indicated in the past, the cyclical activity in Southeast Asia is not as strong as it is in the Gulf of Mexico or the North Sea, and our outlook for Southeast Asia is for quarterly revenue to continue to increase throughout the remainder of 2010, driven consequently by increases in utilization. And also we expect the average day rate in Southeast Asia to be sequentially lower, Southeast Asia still has the highest average day rate of any of our operating regions.
Consolidated direct operating expenses were down slightly during the second quarter. Foreign currency is the overriding factor that drove the dollar value of those expenses lower. On a stable currency basis, expenses were up slightly, due to having the North Purpose in for a full quarter in Q2. The North Purpose delivered in mid-first quarter.
On a stable currency basis, expenses are expected to increase slightly in the second half of 2010 due to the delivery of the last two vessels. Each vessel will add approximately $700,000 per quarter of direct operating cost.
On the last call, we guided dry dock expense to be $5.5 million for the second quarter. We ended up performing approximately $6.2 million of dry docks during the quarter. For the full year of 2010, we are still anticipating spending approximately $22 million for dry docks. That works out to an expectation of about $9 million to be spent on dry docks for the second half of 2010.
Bruce will provide an update on vessel movements shortly, but for those vessels that we intend to relocate out of the Gulf of Mexico, our intention is to dry dock those vessels before they leave. So depending on those opportunities, dry dock expense may be higher than I just indicated.
But not withstanding the impromptu dry docks, for Q3, we are currently expecting to spend $5 million on 7 dry docks — 1 in the North Sea for approximately $1 million; 4 in the Americas for $2 million; and 2 dry docks in Southeast Asia for $2 million.
General and administrative expenses were down sequentially, but only slightly. The average run rate for recurring G&A costs should be approximately $11 million per quarter, although we did run slightly above that for the first half of 2010 due to some legal costs in the first quarter.
Consolidated depreciation has been flat since Q4 2009, but on a stable currency basis, we would have seen increased depreciation of approximately $250,000 during Q2 due to having the North Purpose in for a full quarter. The quarterly run rate will move up again by about $400,000 in the last half of 2010 due to the recent delivery of the last two vessels.
Operating income in the North Sea for Q2 was also up sharply, increasing 62% to $9.1 million, which reflects an operating income margin for the region of 25%.
Southeast Asia, although experiencing day rate pressure, continues to perform very well. For the quarter, operating income was up 11% sequentially. Operating income for the region was $10 million, an operating income margin of 60%.

Final Transcript
Jul 29, 2010 / 01:00PM GMT, GLF — Q2 2010 GulfMark Offshore Earnings Conference Call
Operating income in the Americas was $5.3 million, up 700% sequentially and resulting in an operating income margin of 14%. As a result, consolidated operating income for the second quarter, before special items, was $18.5 million, reflecting an operating income margin of 20% and an EBITDA margin of 35%.
Over the past three quarters, we have been keeping you posted on the Norwegian tax situation and the resulting unusual tax provision items. Hopefully, this is the last update we will have to give you on the matter. You may recall that in Q1, the Norwegian government reversed the 2007 tonnage tax, and in that quarter, we reported a $15 million tax benefit. This quarter — Q2 — they enacted a replacement of the overturned tax, and we recorded a tax expense of $5 million. We don’t anticipate any more tonnage law changes in Norway, and I think the best we can say is that we’re up $10 million net of all the changes, and $3 million of that cash has already been received.
Also in the second quarter, you probably noticed we took a $97.7 million good will impairment charge. The charge is non-cash and does not impact our debt covenant compliance, our liquidity or expected future cash flows. The charge pertains to the Americas operating region, the outlook of which was negatively impacted by the recent events in the Gulf of Mexico, including the drilling moratorium, and the overall depressed levels of activity in the Gulf of Mexico over the past 12 months.
Cash flow from operations for the quarter was $17.4 million, which is relatively low for us. Working capital required about $7 million this quarter and, as the business continues to improve, that requirement will continue, perhaps slightly increase.
Capital expenditures for the quarter were approximately $7.1 million and, subsequent to quarter-end, we made the final payment of $3.7 million. The last two vessels that delivered — the Sea Valiant and the Sea Victor — are 10,000-BHP anchor handlers built by Remontowa in Poland.
Cash on hand at quarter-end was $49.8 million. All totaled, net debt, total debt less cash, was $293.3 million at June 30. That’s a decrease of approximately $10 million since March 31. I expect net debt to continue to decrease in Q3 and Q4. I expect net debt to be approximately $240 million to $250 million by the end of the year.
To recap, at quarter-end, the senior notes represented $159.7 million of our outstanding indebtedness. There was no amount outstanding under the $175 million revolving credit facility. And the outstanding balance on the term loan facility is now $183.3 million.
Subsequent to quarter-end, we did borrow $51 million under the revolving credit facility to facility international cash movements. We expect that amount to be largely repaid by the end of the quarter.
Interest expense will increase by approximately $700,000 per quarter beginning in Q3. Interest expense that was previously being capitalized as part of the vessel construction program will now be expensed. In Q2, that amount was approximately $700,000. No additional cash is being spent on interest. It’s just the treatment of the cost. And just to be perfectly clear, that statement is also assuming that LIBOR remains constant. Approximately $100 million of our indebtedness floats with the 3-month LIBOR.
Total outstanding indebtedness is therefore $343.1 million and, net of cash, the balance at quarter-end was $293.3 million.
Contract cover for the remainder of 2010 stands currently at 61%. Consolidated contracted revenue for the remainder of 2010 is $135 million — that’s revenue dollars. The $135 million of revenue dollars for the remainder of 2010 breaks out as follows — $55 million for the North Sea, $32 million for Southeast Asia and $48 million for the Americas.
We brought out a number in the press release that we haven’t historically disclosed — the total value of contract cover — so not just the remaining amount for 2010 that I just mentioned, but total backlog. It reflects the current dollar value of revenue under all existing contracts. Some of those contracts are firm; some have 30-day cancellation provisions. But it’s the same basis that we have always used. Instead of talking only about the percent of days under contract, we thought it would add a dimension to add the revenue dollar component, and that’s what that number reflects. It currently stands at $663 million, and it reflects the $135 million for the remainder of 2010, as well as the remaining future years for the existing backlog. Currently, the schedule goes out to 2018, but a significant majority relates to the period before the end of 2012.
Forward contract cover for 2011 stands currently as 40%.
And with that, I will transfer the call over to Bruce to give more detail on the current market conditions and more perspective on 2010.

Bruce Streeter — GulfMark Offshore — President and CEO

Final Transcript
Jul 29, 2010 / 01:00PM GMT, GLF — Q2 2010 GulfMark Offshore Earnings Conference Call
Good morning, everyone. We appreciate your being part of the call today. Generally, I tend to follow a script and try to make sure that I get all of the facts that I think are important and significant out in the discussion. Today I think I’ll deviate from that a little bit. As I listened to both David’s introduction and Quintin’s comments, I think maybe a little bit of a wider perspective is probably what’s appropriate today.
Clearly, we have the uncertainty within the Gulf of Mexico, and a lot of our strategy over the course of the last quarter and going forward has been to mitigate any potential risk that that uncertainty creates and, at the same time, take advantage of the strengths of other markets that we’re in.
What Quintin has identified is a significant growth in utilization quarter to quarter that I think is significant and reflects a very strong effort in all regions. Obviously, the impact of the moratorium and the oil spill activity in the Gulf of Mexico influenced how that — the quarter developed here. But we have — we do have 10 vessels that have been working with BP. We had a few more on, but we have reduced that number as we prepare vessels to leave for other opportunities.
During the quarter, I spent some time in the North Sea. It was a very interesting — and I would have to say probably an enjoyable — period. Quite a lot of activity, strengthening marketplace. Our focus was on term contract potential and obtaining term contracts in a strong market environment, given the uncertainty that we had in the Gulf of Mexico, and I think in a very short period of time, picking and choosing where we felt we were best able to put contracts and to have a sliding scale going forward from contracts that were as short as 6 months and ones that stretched out as far as 5 years. And with extensions on some vessels, we actually had changes on 9 of the vessels that are controlled from the North Sea area. Three of the vessels that are from the North Sea that are currently employed internationally were contracted forward in the North Sea, so on their return, they’ll go largely straight to new contracts. That includes the one that’s, at this time, returning from the Falklands, one that’s currently supporting a construction activity in Trinidad and one that’s doing work in West Africa.
At the same time, we did see, as we expected, the return of the vessels in Southeast Asia that had come off of contracts, and we see a strong level of forward contract cover. We will have some vessels that will come pretty later in the year in Southeast Asia, and we’ll have to see how that market continues and how it develops.
The Gulf of Mexico — I’m not sure what I can see going forward, but obviously, as the oil spill response requirements change, we’re going to see some market changes and probably some market disruption. At the same time, we are totally uncertain as to what the length and the impact of the moratorium will be, and I think the longer that there is complete uncertainty as to how it will progress, it’s going to make it more difficult for the oil companies to make decisions and for the rig operators to determine where and how best to utilize their rigs.
Now to the extent that rigs leave the Gulf of Mexico, they’ll move to other markets which will change the dynamics of the need for supply vessels, and in those areas where there are not local flag restrictions, obviously that’s going to mean that it creates increased opportunities for those companies, including ourselves, that operate in international locations.
Our focus has clearly been to ensure that we reduce the level of uncertainty in the Gulf of Mexico, and to that end, we have seen some contracts that have come to an end in Trinidad, but at the same time, we were successful on two separate tenders within that country, giving us forward contract cover that will cover at least five vessels in Trinidad for a period of time, and perhaps a sixth. We have, as mentioned, put one in the Gulf of Mexico, crew boats to work on a long-term contract in Mexico, and we are preparing vessels to eventually go to Brazil. That’s 4 of the GPA 654 PSVs. We have now signed contracts with Petrobras and eventually we will move those vessels from the Gulf of Mexico to Brazil, and we continue to maintain one of the Gulf of Mexico US flag vessels on a long-term international contract, and it’s currently actually in the North Sea.
Our focus is clearly, as Quintin has just identified, is to develop and maintain the long-term contract cover position, the long-term cash flow position. We want to be in a position to where we have to determine the best use of our cash. Is it future investment? Is it other uses for cash? And obviously, we continue to develop that scenario and that ability to look for what is the best opportunity for the stockholder and for the company going forward. The completion of the new construction program is indicative of a long-term effort. The last two vessels are currently — have completed post-delivery trials, etc. and will proceed to Southeast Asia and will, at some point in the third quarter, become available within that marketplace.
But at the same time that we, as always, take a long-term look and look forward as opposed to near-term, I have to reflect back on the fact that you saw increased utilization in each of the areas. You saw increased margins overall. You saw improvements in day rate in many of the new contracts that we signed. In fact, I would suspect you saw improvements in day rates in all of the contracts that we signed. You see strength in the near term, even though the focus is on the long term. Albeit that we are concerned with, and we have reacted to, the situation in the Gulf of

Final Transcript
Jul 29, 2010 / 01:00PM GMT, GLF — Q2 2010 GulfMark Offshore Earnings Conference Call
Mexico, the international focus on the diversity of our operations has given us strength moving forward and the ability to look farther forward, and I think that’s consistent with our goal, and we feel that we are in the right position as we stand today.
And with that, I’ll turn it over for questions.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS.) Our first question comes from Bo McKenzie, Global Hunter.

Bo McKenzie — Global Hunter Securities, LLC — Analyst
Hi, guys. Bruce, if you look at Petrobras and what they’ve reported that they were going to try to do in terms of building rigs and building boats, they’ve got perhaps the most aggressive schedule out there on the planet. With what’s happened here in the Gulf, we’ve certainly put — at least one might assume — a lot of vessels and a lot of rigs on the market that Petrobras might not have seen out there before. Are there rumblings yet that you guys can see that Petrobras might be accelerating some of their plans or moving away from the huge amount of locally-built pieces of equipment to take advantage of surplus equipment potentially coming to the market from the moratorium? And how do you see that in terms of the timing working out?

Bruce Streeter — GulfMark Offshore — President and CEO
It’s a pretty difficult question. Historically, Petrobras does not move quickly. We have seen a continuing trend for tenders related to supply boats to come out of Petrobras. Recently, they’ve shifted focus to where they’ve done what’s called reverse auction recently on one of the smaller class or the intermediates supply vessel type. They’ve announced a number of forward tenders covering various classes of vessels. Were they in the original plan? I don’t know. The fact that they took so many vessels out of the recent anchor handler and the recent PSV tenders tells me that they are moving ahead and moving faster than what they had anticipated before. Their rig program, I think, is — has already accelerated against what the original 5-year plan was, and I suspect that that will go forward. They’ve always been able to take advantage in the marketplace as it relates specifically to rigs. The fact that they are able to give generally longer-term contracts than other locations and if there’s available rigs and there are available supply boats and they can develop the cash, I suspect they will accelerate.

Bo McKenzie — Global Hunter Securities, LLC — Analyst
Alright. And if you take a scenario that says, “Look. Regardless of what ultimately comes out of this moratorium, we changed the kind of environmental caps and so forth,” one would conclude that the independents in the Gulf are probably going to drop off, which would [say the] (inaudible) boats and really the demand out there falls. Are there a third markets that you guys might look to beyond Southeast Asia, the North Sea and the Americas potentially to supplant additional equipment, supplant to displace additional equipment should things become more available than they currently are?

Bruce Streeter — GulfMark Offshore — President and CEO
The best opportunities and the best strength in the supply vessel market is a widely diverse drilling activity. We’ve had a vessel that’s been in the Falklands recently. We had a vessel in Greenland. You’re seeing an increased activity in East Africa, as opposed to just West Africa. You’ve got slowly-developing strength in India, Southeast Asia, China, Vietnam — a number of markets that have essentially been quieter or consistent markets — show the opportunity for faster growth in the future. Now if you’re delivering a lot of jackups, most of the jackups are built in Asia. If they don’t have work, they get stacked there. They get involved in tenders there. You see an increasing number of fixtures, many of them short-term but localized. Overall, as you see vessels — or rigs, I’m sorry — leaving the Gulf of Mexico, they don’t really leave until they’ve already defined an opportunity — whether they’re going to Egypt, West Africa, the Middle East, etc. Each of those rigs creates further opportunity where they go. The higher spec the rig is, the higher spec the supply vessels that support it have to be. So the moratorium creates opportunity outside of

Final Transcript
Jul 29, 2010 / 01:00PM GMT, GLF — Q2 2010 GulfMark Offshore Earnings Conference Call
the Gulf of Mexico at the same time that it creates a risk within it. And we just have to be able to respond to that. We have had the ability to move vessels to some of the most distant and some of the harshest of weather conditions that there are, so we’ll just continue to try to do that.

Bo McKenzie — Global Hunter Securities, LLC — Analyst
So would it be fair to say that if you kind of close your eyes and forget about a period of kind of relocation of equipment all across the oil patch, that 18 months from now, things don’t look a lot of different. They’re just in different places.

Bruce Streeter — GulfMark Offshore — President and CEO
Well, I would — my — if I went back to my written remarks, I took a stab at where we thought we were before the moratorium, how the moratorium impacts the Gulf of Mexico. In reality, longer term, you’ve got — you’ve seen some building of strength in the fact that the oil prices stayed up. The opportunities are not particularly expanding so people are concentrating on the properties that they have. There is a general ability to see some positives in the forward market, and notwithstanding the fact that the Gulf of Mexico will come back at some point in time, we’ll see some choppiness — whatever you want to say — in the next quarter to two quarters, and then I think you’re going to return more to a pattern that’s normal and reflective of the strength of the oil price.

Bo McKenzie — Global Hunter Securities, LLC — Analyst
Alright. Thanks.

Operator
Next question comes from Jud Bailey at Jefferies & Company.

Jud Bailey — Jefferies & Company — Analyst
Thanks. Good morning. Bruce, you mentioned that you were moving three vessels back to the North Sea. First, can you give us a little more color on either which vessels or the types of vessels you’re moving back, and are they going in a spot market or are they longer-term contracts? Just given the magnitude of the increase in day rates in the North Sea, just trying to get some color about maybe rates that you’re seeing for those new contracts that are going back into the North Sea.

Bruce Streeter — GulfMark Offshore — President and CEO
Yes. During the quarter, we moved the three anchor handlers back into the North Sea, and so to the extent that we have exposure to the spot market, it’s largely (inaudible) three anchor handlers. The three vessels that are out with the North Sea right now that are coming back — all three of them are the same class — large PSVs. Each of them comes back to a term contract. I don’t think that they’ll spend much of any time on the spot market. In fact, the longest of the contracts — which, if I remember, is 500 days — we actually have a vessel front-running for that vessel until it returns. So I don’t expect those three vessels to be in the spot market, if at all, but perhaps for short periods of time.

Jud Bailey — Jefferies & Company — Analyst
Okay. So the three PSVs — they’ve got term commitments, but it sounds like the three big anchor handlers are going to be in the spot market the second half of the year.

Bruce Streeter — GulfMark Offshore — President and CEO
They are back. They are in the spot market.

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Jul 29, 2010 / 01:00PM GMT, GLF — Q2 2010 GulfMark Offshore Earnings Conference Call

Jud Bailey — Jefferies & Company — Analyst
Okay. Okay. And am I correct — I believe we assigned those rates internationally. Rates at that time — my recollection is we’re probably in the 20’s and spot markets today in the North Sea are probably three times that. Am I correct in thinking that’s how to think about it?

Bruce Streeter — GulfMark Offshore — President and CEO
Well, anchor handlers — there is a large number of anchor handlers in the North Sea spot markets. So you’ve seen a lot of anchor handlers supporting the typical marketplace that PSVs handle because there is very limited opportunity for PSVs. So when somebody needs a large-deck PSV in the North Sea, the rates are high. And when the rig moves bunch up, the anchor handling rates move up. We had ones a week ago where they were sort of in the 45,000-pound range, and this week you’re down back into the teens. But PSVs would be in the high teens — and this is all in pounds — in the spot market, and term rates have moved up to reflect not current spot rates, but the fact that you have strength in the spot market, particularly for PSVs.

Jud Bailey — Jefferies & Company — Analyst
Okay. So for term rates and for PSVs, we’re talking probably mid-teens? Is that a fair assumption for term rates?

Bruce Streeter — GulfMark Offshore — President and CEO
Well, it depends on the length of the contract. Six-month contracts certainly in the mid-teens. As you move farther out the longer-term contracts, they’re going to back off some from that.

Jud Bailey — Jefferies & Company — Analyst
Okay. And my last question — and I apologize that I missed this — but the timing on moving the four vessels out of the Gulf to Brazil. Could you give us a little more specifics there?

Bruce Streeter — GulfMark Offshore — President and CEO
Yes. There has been some recent problems related to importation of vessels as far as the customs clearance concept. We would like to see that clear before we move the vessels. At the same time, we have signed the contract and we have a window for delivery. We have — the first two vessels are completing dry docking and would be available to go fairly quickly. The next — the third vessel is back this week and will go to dry dock. We’d like to have the situation in Brazil clear before we go, but at some point, we will have to send the vessels within the quarter.

Jud Bailey — Jefferies & Company — Analyst
Okay. So a lot of the down time will be in the third quarter, it sounds like.

Bruce Streeter — GulfMark Offshore — President and CEO
Yes.

Jud Bailey — Jefferies & Company — Analyst
Okay.

Bruce Streeter — GulfMark Offshore — President and CEO

Final Transcript
Jul 29, 2010 / 01:00PM GMT, GLF — Q2 2010 GulfMark Offshore Earnings Conference Call
And it’s the same thing — we had several vessels that completed contracts in Trinidad. Some of them moved back here and we’re now in the process of — and will throughout the next month mobilize different vessels to Trinidad. So you’ll have some off higher there. So as I mentioned, in general, as we react to where the marketplace is, we’ll have some choppiness. But for instance, the anchor handlers are all — all three are already back in the North Sea. There’s no mobilization effect for those vessels in the third quarter. The three vessels that I mentioned that will move back to the North Sea are all on Aberdeen-to-Aberdeen so they’re on day rate charter the whole time. The two vessels going to Asia — we really will pick up expense, but we won’t really consider them in the mix until they actually arrive and start to work.

Jud Bailey — Jefferies & Company — Analyst
Okay. Great. Thanks, Bruce.

Operator
The next question comes from Marius Gaard at Carnegie Investment Bank.

Bruce Streeter — GulfMark Offshore — President and CEO
Good morning, Marius.

Marius Gaard — Carnegie Investment Bank — Analyst
Good morning, guys. Good morning. I just read your — I read your press release and you were looking for capital projects, but I get the impression that you and some of your larger competitors with cash and the financing flexibility have a difficult time funding these capital projects. So the market (inaudible) and many vessels sitting idle. So can you say something about why this has turned out to be so difficult and why there’s a mismatch between [buyer/sellers] in the market? Is it on the price or is the (inaudible) or (inaudible) vessel specification change relative to buying assets or (inaudible)?

Bruce Streeter — GulfMark Offshore — President and CEO
Well, I think that the fairly general statement is that vessels that are typically available for sale in the marketplace are not the vessels that people would be interested in. You have seen some recent sales and you have seen some significant upward movement in asking prices of vessels that are opportune for the market. We look at projects and we look at buying and selling vessels on a continuing basis. That’s part of the strategy. And right now, I think we’ve been concentrating on some project work where we’re not, if you will, linked necessarily to being opportunistic in the marketplace. We obviously have built a conservative cash position that allows us to be opportunistic. It allows us to consider the whole range of how we best apply our cash — all the way from the consideration of stock buybacks, dividends, active participation in the S&P market. All of those things are available to us, and we’ll clearly move forward where we see the best opportunity.

Marius Gaard — Carnegie Investment Bank — Analyst
So do you think you’ll be looking at new builds rather than buying assets or (inaudible)?

Bruce Streeter — GulfMark Offshore — President and CEO
No, we will look at both of those. We’ll also look at purchase of vessels that are under construction that can be modified to meet certain requirements. We have a couple of our existing charters that would like to see a slightly different vessel or a larger vessel in application where we have long-term commitments now. We are reacting to some long-term construction-related contracts — in other words, deliveries that would be in the future but would require that, to meet the specification, it is a new construction vessel. And then we’re looking at some opportunities that are related to very specific vessel types that would require that they be new construction.

Marius Gaard — Carnegie Investment Bank — Analyst

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Jul 29, 2010 / 01:00PM GMT, GLF — Q2 2010 GulfMark Offshore Earnings Conference Call
What about the vessel types? Would it be PSVs, anchor handlers or large or small vessels?

Bruce Streeter — GulfMark Offshore — President and CEO
It depends on which area you’re talking about. And I guess in about a week’s time, we have our annual strategy meeting and all of the areas will be together and I suspect that each one of them would give you a slightly different answer to that. But I don’t see us particularly looking at, say, large anchor handlers, but I can see a focus on PSVs, but I also see a focus on specialty vessels.

Marius Gaard — Carnegie Investment Bank — Analyst
And Quintin, you said that by year-end you expect the (inaudible) to be around 340-50. So your cash flow looks (inaudible) strong [ahead]. So if you don’t find any projects, is there the slightest possibility that you’ll start paying out some dividends or buying back shares?

Quintin Kneen — GulfMark Offshore — Chief Financial Officer
Well, as I mentioned earlier, it is important for us to consider all of those things and to calculate where the best return is as far as from the investor perspective, the stock price and for the ability of the company to continue to develop and build that stock price in the future.

Marius Gaard — Carnegie Investment Bank — Analyst
Okay. And a couple questions on the contracts. I read some news from (inaudible) this morning that the Sea Valiant and Sea Victor on the way to Singapore, as you said, but that are already secured in term (inaudible) in Southeast Asia. Can you say anything about that?

Bruce Streeter — GulfMark Offshore — President and CEO
I haven’t read it, but the intent with the vessels when they first arrive in Southeast Asia is that they will substitute for existing vessels for dry dock periods. So we do not anticipate immediate availability of the vessels, and we only started bidding them fairly recently. And I — unless something happened this morning, I have not heard of — we only have one job that I would say is under consideration but is not fixed at this point.

Marius Gaard — Carnegie Investment Bank — Analyst
And then (inaudible) Gulf of Mexico. After you have moved those four vessels to Brazil, can you say how many extra vessels you expect to have in the Gulf of Mexico (inaudible) in the region?

Bruce Streeter — GulfMark Offshore — President and CEO
Well, if you go through the numbers that I mentioned before, the US basically is 28 vessels, and you’re going to end up with either 5 or 6 in Trinidad for some period of time, 1 in Mexico, 1 in international operations, 4 in Brazil. So you’re talking about 16 vessels exposed in the Gulf of Mexico. Some of those vessels have long-term contracts that we do anticipate will continue. Other contracts will either end later this year or we may end up making some adjustments to those. So we do have some exposure, but primarily our focus right now would be what happens to the 10 vessels that are working for BP. Only one of those vessels was on term charter to BP before the start of the incident.

Marius Gaard — Carnegie Investment Bank — Analyst
Yes. I don’t know if you said it, but could you say anything about the lengths of Petrobras contracts?

Bruce Streeter — GulfMark Offshore — President and CEO

Final Transcript
Jul 29, 2010 / 01:00PM GMT, GLF — Q2 2010 GulfMark Offshore Earnings Conference Call
Petrobras contracts? I’d actually need to check that, but my recollection is that they’re two-year contracts.

Marius Gaard — Carnegie Investment Bank — Analyst
Okay. And then a couple questions on the outlook. In 2011, do you have some first indication of dry dock expenses (inaudible)?

Bruce Streeter — GulfMark Offshore — President and CEO
For next year? I don’t. If I was pushed to guess, I would say it’s probably in the $25 million to $26 million range.

Marius Gaard — Carnegie Investment Bank — Analyst
And at Q1, you said that contract covers for 2011 was 30%? What was it this time?

Bruce Streeter — GulfMark Offshore — President and CEO
2011 contract covers.

Quintin Kneen — GulfMark Offshore — Chief Financial Officer
40%.

Marius Gaard — Carnegie Investment Bank — Analyst
40? Okay.

Quintin Kneen — GulfMark Offshore — Chief Financial Officer
Yes. It’s moved from 30% to 40%.

Marius Gaard — Carnegie Investment Bank — Analyst
And last question before I turn it over. Normally in Q3 — I think Quintin touched a bit upon it in the introduction — but in Q3, it’s normally affected by some hurricane season and lower vessel utilization. Do you see any higher utilization in Q3 relative to last year?

Bruce Streeter — GulfMark Offshore — President and CEO
Well, we would say that the outlook in the Gulf of Mexico is very much dependent on what happens with BP. Right now, shallow water permits are obtainable but you’re not really seeing a whole lot of them coming. There has been a lot of discussion about a de facto moratorium, but it’s clearly a very slow and tedious process to get permits. So I would think that you’re going to see the — a similar effect as to a hurricane season impact in the Gulf of Mexico.

Marius Gaard — Carnegie Investment Bank — Analyst
Final question. Is there any (inaudible) you can take further impairments in Q3 or will this be the last one?

Bruce Streeter — GulfMark Offshore — President and CEO

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Jul 29, 2010 / 01:00PM GMT, GLF — Q2 2010 GulfMark Offshore Earnings Conference Call
I’m sorry. I couldn’t hear the question.

Marius Gaard — Carnegie Investment Bank — Analyst
Is there (inaudible) that you could take more impairments in Q3?

Bruce Streeter — GulfMark Offshore — President and CEO
I don’t know that we got much of good will on the books to take an impairment, and my experts have provided me a note that says that the Petrobras contracts are 4 years, not 2 years.

Marius Gaard — Carnegie Investment Bank — Analyst
Alright. Thank you.

Operator
Our next question comes from Bo McKenzie, Global Hunter.

Bo McKenzie — Global Hunter Securities, LLC — Analyst
Hi, guys. Quick one. A couple quarters ago, there was concern that weakness in the North Sea — the new builds that had come out in the anchor handler market — that the overcapacity was being moved out of that into other western — well, other Atlantic markets. With the North Sea picking back up on its (inaudible), do you see some opportunities out there that maybe are underserved now as a result of the North Sea outlook firming that could be markets for deploying some new assets, buying something, moving something — beyond the just traditional Americas markets that you’re in right now?

Bruce Streeter — GulfMark Offshore — President and CEO
Yes. But we are pretty focused on international markets and we — with the exception of probably (inaudible) and Venezuela, we’ve pretty much looked at almost anything that is available in the world.

Bo McKenzie — Global Hunter Securities, LLC — Analyst
Is there anything in particular that stands out that might have seen a fair amount of equipment move in as equipment was built up in the North Sea that perhaps, with the North Sea tightening back up, Norwegians in particular brought back to the market and you’ve got some undercapacity in a few markets out there internationally?

Bruce Streeter — GulfMark Offshore — President and CEO
I think that you’d have to kind of walk around and look in-depth at different markets. You’ve got a changing aspect as far as the improved levels of success in deepwater and Egypt and generally increased activity in the Mediterranean. You’ve got a movement back into the Black Sea which has not been there for a couple of years. I mentioned earlier you not only have drilling activity, but you’ve had some levels of success in East Africa. Now India — you’ve traditionally only thought of it in terms of [ONTC], but now you’ve got GSPC and you’ve got Reliance. You’ve got changes in the dynamics of activity there. You move in to Southeast Asia, it’s traditionally been Malaysia-Indonesia, Indonesia-Malaysia — however that works out. But you’ve had consistent development in Thailand, and I think that’s — it remains the same. But Vietnam has been a strengthening marketplace and some of the smaller tertiary areas, such as the Philippines, Bangladesh, if you will, Myanmar — have shown potential for increasing levels of activity. Australia, New Zealand — stronger years than we’ve seen in the past in potential there. South America — it’s dominated by Petrobras and what Petrobras will do, but you’ve had some activity on the west coast of South America. Right now, you’ve got

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Jul 29, 2010 / 01:00PM GMT, GLF — Q2 2010 GulfMark Offshore Earnings Conference Call
drilling activity in Suranam, West Africa. Certainly you’ve got improving markets in places like Guana, Equatorial Guinea, and that’s without even talking about the historical strong activity markets of Angola and Nigeria. And so there’s — there are lots of opportunities and it just reflects the fact that, in a strong oil price market, people are going to take a stronger approach to any of the properties that they have control of.

Bo McKenzie — Global Hunter Securities, LLC — Analyst
Alright. Thanks [for that].

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to David Butters for any closing remarks.

David Butters — GulfMark Offshore — Chairman
Thank you, Megan. Just — I again want to reiterate our appreciation for you coming to our conference call and very much look forward to our third quarter report three months from today. Thank you very much.

Operator
A telephone replay of this event will be available starting at noon Eastern time today. Instructions for accessing the replay were provided in the press release. The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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